Exhibit 5

October 27, 2003

The Board of Directors
United Technologies Corporation
One Financial Plaza
Hartford, CT 06101

Re: S-8 Registration Statement for the United Technologies Corporation Employee Savings Plan

Ladies and Gentlemen:

This opinion is furnished in connection with the filing with the Securities and Exchange Commission on or about October 27, 2003 of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, for the registration of 26,000,000 shares of Common Stock, par value $1 per share (the "Shares") for issuance upon the conversion of shares of Series A ESOP Convertible Preferred Stock, par value $1 per shares (the "ESOP Preferred Stock"), held by the United Technologies Corporation Employee Savings Plan (the "Plan").

I have acted as Counsel to the Corporation in connection with certain matters relating to the Plan. I am familiar with the Corporate proceedings relating thereto and have examined such documents and considered such matters of law as I have deemed necessary in giving this opinion.

It is my opinion that the Shares have been duly authorized, and when issued in connection with the conversion of the ESOP Preferred Stock, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the aforementioned Registration Statement.

Very truly yours,

Richard M. Kaplan
Associate General Counsel